[WILMER CUTLER PICKERING HALE AND DORR LLP LETTERHEAD]

                                                             60 STATE STREET
                                                             BOSTON, MA 02109
August 1, 2005                                                +1 617 526 6000
                                                             +1 617 526 5000 fax
Pioneer Series Trust IV,                                     wilmerhale.com
     on behalf of its series,
     Pioneer Government Income Fund and
     Pioneer Treasury Reserves Fund

60 State Street
Boston, Massachusetts  02109

Ladies and Gentlemen:

Pioneer Government Income Fund and Pioneer Treasury Reserves Fund (each, a "Fund") are each a series of Pioneer Series Trust IV (the "Trust"), which was established as a Delaware statutory trust under an Agreement and Declaration of Trust dated June 28, 2005, as amended from time to time (the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, no par value.

The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to Article V,
Section 2 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article V, Sections 2 and 3 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such amount and type of consideration, including cash or securities, and on such terms as the Trustees may authorize, all without action or approval of the shareholders. As of the date of this opinion, the Trustees have established five classes of shares for each Fund designated as Class A, Class B, Class C, Class Y and Class R shares.

We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing

           BALTIMORE   BERLIN   BOSTON   BRUSSELS   LONDON   MUNICH
   NEW YORK   NORTHERN VIRGINIA   OXFORD   PRINCETON   WALTHAM   WASHINGTON

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Pioneer Series Trust IV
August 1, 2005
Page 2

and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing. Further, we do not express any opinion as to (i) the availability of the remedy of specific performance or any other equitable remedy upon breach of any provision of any agreement whether applied by a court of law or equity,
(ii) the successful assertion of any equitable defense, or (iii) the right of any party to enforce the indemnification or contribution provisions of any agreement.

In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Trust, we have relied solely on a certificate of the Secretary of the State of Delaware, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that any shareholder is, was or may become a named Trustee of the Trust. It is also qualified to the extent that, pursuant to
Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means).

Subject to the foregoing, we are of the opinion that the Trust is a duly organized and validly existing statutory trust in good standing under the laws of the State of Delaware and that the shares of beneficial interest of each Fund, when issued in accordance with the terms, conditions, requirements and procedures set forth in (i) the Declaration of Trust, (ii) the Trust's Registration Statements on Form N-1A and this Form N-14, (iii) the Agreement and Plan of Reorganization between Pioneer Series Trust IV, on behalf of its series, Pioneer Government Income Fund and Pioneer Treasury Reserves Fund, and AmSouth Funds, on behalf of its series, AmSouth Government Income Fund and AmSouth Treasury Reserve Money Market Fund, respectively, (iv) the Agreement and Declaration of Trust will be validly issued, fully paid and non-assessable shares of beneficial interest in the Trust, subject to compliance with the Securities Act of 1933, as amended (the "Securities Act"), the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Trust's Registration Statement in accordance with the requirements of Form N-1A and Form N-14 under the Securities Act. In giving such consent, we


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Pioneer Series Trust IV
August 1, 2005
Page 3

do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP


By: /s/  David C. Phelan
    ---------------------
David C. Phelan, Partner